EXHIBIT 23.1


                    KPMG PEAT MARWICK LLP LETTERHEAD
                    150 JOHN F. KENNEDY PARKWAY
                    SHORT HILLS, NEW JERSEY  07078



                    INDEPENDENT AUDITOR'S CONSENT



The Board of Directors
Valley National Bancorp:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Valley National Bancorp of our report dated January 20, 1994, relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in he December 31, 1993 Annual Report on Form 10-K of Valley National Bancorp.


                                  /s/ KPMG Peat Marwick LLP



Short Hills, New Jersey
December 16, 1994